Exhibit 10.6

January 15, 2014

Bernard Ravina, M.D., M.S.C.E

8 Meadowbrook Rd

Newton, MA 02459

Re:                             Offer of Employment by Voyager Therapeutics, Inc.

Dear Bernard:

Voyager Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as Vice President of Clinical Development. Your effective date of hire as a regular, full-time employee (the “Start Date”) will be March 17, 2014.

As a senior leader in the company your responsibilities include, but are not limited to the following:

•                  responsible for the strategic direction and build out of the clinical team

•                  companywide leadership and culture building

•                  oversee the clinical development of all Voyager pipeline molecules, from phase I through Phase III and Launch

•                  work closely with our regulatory experts and be responsible for the design and implementation of all of our clinical trials

•                  serve as the medical expert on all of our preclinical programs and will need to work closely with the various research (discovery) project team leaders / scientists on all of our pre-IND projects

Your annual compensation for this position will be at the rate of $300,000 per year, payable bi-weekly in accordance with the Company’s normal pay schedule. All payments are subject to legally required tax withholdings. It is anticipated that a performance bonus program will be implemented, at which time you will be eligible to participate.

Subject to the approval by the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment you will be granted an option to purchase 500,000 shares of the Company’s common stock (the “Option”). The Option will be granted following the commencement of your employment. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement. These options will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, 1/48th of the shares will vest on a monthly basis, in arrears. Vesting is contingent on your continued full-time employment with the Company.

In addition, the Company will provide you with a one-time sign-on bonus of $100,000 which will be paid to you in two installments. You will receive the first payment of $65,000 during your first month of employment and it will be subject to customary deductions and withholdings as required by law. You will receive the second payment of $35,000 upon the first anniversary of your Start Date with the Company. Should you voluntarily leave the Company, other than for death or disability, within 6 months of receiving either payment, you will be obligated to return the gross amount of the payment to the company within 30 Days of your departure date.

You will be eligible to participate in the Company’s Medical and Dental Insurance Programs as well as the Life, AD&D, Short and Long Term Disability Plans and 401(k) Plan. The company pays for 80% of the premium cost and 100% of the deductible for the medical plan, 100% of the cost of Life and AD&D insurance as well as Short and Long Term Disability plans. You will accrue 15 paid vacation days each year for the first 5 years of service and receive 12 paid holidays annually in accordance with the company holiday schedule. (Benefits Summary Attached)

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice. The Company may terminate your employment at any time upon written notice to you.

Notwithstanding the foregoing, in the event that the Company terminates your employment at any time without Cause or you resign with Good Reason, you will be entitled to the following benefits (collectively, the “Severance Benefits”), subject to the terms set forth in this letter:

(i) The Company will pay you severance in the form of continuation of your base salary for three (3) months (the “Severance Period”), plus an amount equal to your target bonus as determined by the Company for the year in which the termination of employment occurs, prorated for the portion of the year in which you are employed, such amount to be paid in accordance with the Company’s then current payroll practices, except as otherwise specified in this letter, beginning on the Company’s first regular payroll date that occurs 30 days after the date of termination of your employment.

The Severance Benefits will be subject to the following terms:

1.              Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment is considered a separate payment.

Any severance or other benefits under this offer letter will begin only upon the date of your “separation from service”

For purposes of this letter agreement, “for Cause” shall mean the Company has complied with the “Cause Process”, as defined below, following your committing one or more of the following (each a “Cause Condition”): (i) dishonesty, embezzlement, or misappropriation of assets or property of the Company; (ii) gross negligence or willful misconduct in connection with the performance of your duties, theft, fraud or breach of fiduciary duty to the Company; (iii) a violation of federal or state securities law;

(iv) the conviction of a felony or any crime involving moral turpitude, including a plea of conduct or nolo contendre; (v) a material breach of any of the Company’s written policies related to conduct or ethics; or (vi) a material breach of the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (copy attached) executed in accordance with this letter agreement. “Cause Process” shall mean that (i) the Company reasonably determines, in good faith, that one of the Cause Conditions has occurred; (ii) the Company notifies you in writing of the first occurrence of the Cause Condition within 30 days of the Board of Directors becoming aware of such condition; (iii) the Company cooperates in good faith with your efforts, for a period not less than 30 days following such notice (the “Cause Cure Period”), to remedy the Cause Condition; (iv) notwithstanding such efforts, the Cause Condition continues to exist; and (v) the Company terminates your employment within 30 days after the end of the Cause Cure Period, provided that the Company will not be required to provide a Cause Cure Period in the event that a Cause Condition (x) is of the type described in clauses (iii) or (iv) of the first sentence of this paragraph; (y) is incapable of being cured; or (z) is required to be publicly disclosed under applicable securities law. If you cure any Cause Condition during the applicable Cause Cure Period, Cause shall be deemed not to have occurred. If the Company is not required to provide a Cause Cure Period, the Cause Process will be satisfied if the Company notifies you in writing of the first occurrence of the Cause Condition within 30 days of the Board of Directors becoming aware of such condition and terminates your employment within thirty (30) days of such notice. “Good Reason” shall mean you have complied with the “Good Reason Process” as defined below, following the occurrence of one or more of the following events: (i) any material adverse change in your status, authority, responsibility, title, position, or compensation or in your access to resources (other than adjustments to resources consistent with normal operating decisions of a board of directors in the event of changes in strategy or programs or any other changes in access to resources that are reasonable in light of the Company’s then current financial condition), (ii) the relocation of your primary place of work more than 30 miles from your residence on the Effective Date of this Agreement, or (iii) the material breach by the Company of any provision of this letter agreement or any other employment-related agreement between the Company and you (as defined below). “Good Reason Process” shall mean that (i) you reasonably determine in good faith that one of the foregoing “Good Reason” conditions has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Your normal place of work will be Cambridge, MA. Enclosed for your review is a “Non-Solicitation, Confidentiality and Assignment Agreement” (the “Agreement”). This offer of employment is conditioned on your willingness to sign and abide by the terms of the Agreement. You will be expected to sign the Agreement before you report for work.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This letter agreement and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than January 16, 2014 at 5:00 pm. You may sign, scan, and email the letter to Betsy Cutting at betsy@voyagertherapeutics.com

We look forward to your joining Voyager and are pleased that you will be working with us.

Sincerely,

/s/ Mark Levin
Mark Levin
President & Chief Executive Officer

Accepted and Agreed:

/s/ Bernard Ravina, M.D., M.S.C.E
Bernard Ravina, M.D., M.S.C.E

1/16/14
Date